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                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

            COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES
                              (Dollars in millions)

                                                            SECOND QUARTER                   FIRST SIX MONTHS
                                                         2001             2000            2001             2000
Earnings (loss) before income taxes                     $ (243)          $  128          $ (188)          $  230
Add:
      Interest expense                                      39               34              75               67
      Appropriate portion of rental expense(1)               7                6              14               11
      Amortization of capitalized interest                   3                1               7                5
                                                        ------           ------          ------           ------
Earnings (loss) as adjusted                             $ (194)          $  169          $  (92)          $  313
                                                        ======           ======          ======           ======

Fixed charges:
      Interest expense                                  $   39           $   34          $   75           $   67
      Appropriate portion of rental expense(1)               7                6              14               11
      Capitalized interest                                   2                2               3                4
                                                        ------           ------          ------           ------
Total fixed charges                                     $   48           $   42          $   92           $   82
                                                        ======           ======          ======           ======

Ratio of earnings (loss) to fixed charges                  (A)             4.0x             (A)             3.8x
                                                        ======           ======          ======           ======

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         (1)      For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

         (A) Due to the net loss reported for the second quarter and first six months 2001, the coverage ratio was less than 1x. To achieve a coverage ratio of 1x, additional pre-tax earnings of $241 million and $183 million would be required for the second quarter and first six months 2001, respectively. Before nonrecurring items, the ratio of earnings to fixed charges was 2.3x for both the second quarter and first six months 2001.


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